EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2022 Financial Results
•Net sales of $629 million
•Net loss per diluted share of $0.46
•Cash, cash equivalents, restricted cash, and marketable securities of $1.9 billion
•YTD net bookings of 43.7 GWDC
•16.6 GWDC of net bookings since prior earnings call
•Record expected module shipment backlog of over 58 GWDC
•Reduce FY 2022 earnings guidance primarily to reflect unforeseen logistics costs

TEMPE, Ariz., October 27, 2022 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter ended September 30, 2022.

Net sales for the third quarter were $629 million, an increase of $8 million from the prior quarter, primarily due to increased module sales.

Operating loss for the third quarter was $68 million, compared to operating income of $145 million in the prior quarter. Third quarter operating income decreased primarily due to a gain on the sale of the Company’s Japan project development platform recorded in the prior quarter and higher logistics charges in the third quarter.

The Company reported a third quarter loss per diluted share of $0.46, compared to income per diluted share of $0.52 in the prior quarter.

Cash, cash equivalents, restricted cash, and marketable securities at the end of the third quarter remained at $1.9 billion, consistent with the prior quarter. Capital expenditures for Series 7 expansions were funded by operating cash flows and disbursements under the Company’s credit facility with the U.S. International Development Finance Corporation supporting the financing of the India manufacturing plant.

“Our focus continues to be on setting the stage for long-term growth, and from this point of view, 2022 has so far proven to be foundational,” said Mark Widmar, CEO of First Solar. “This year we have developed the potential for our CdTe semiconductor technology by progressing our next-generation Series 7 and bifacial platforms, set in motion plans to scale our global manufacturing capacity to over 20 GWDC by 2025, and secured record year-to-date bookings of 43.7 GWDC with deliveries extending into 2027.”

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The complete 2022 guidance has been updated as follows:

	Prior	Current
Net Sales	$2.55B to $2.8B	$2.6B to $2.7B
Gross Profit (1)(2)	$115M to $165M	$75M to $110M
Operating Expenses (3)	$350M to $365M	$345M to $360M
Operating Income (2)(4)(5)	$5M to $70M	$(30)M to $20M
Earnings (Loss) per Diluted Share	$(0.25) to $0.25	$(0.65) to $(0.35)
Net Cash Balance (6)	$1.3B to $1.5B	$1.6B to $2.0B
Capital Expenditures	$850M to $1.1B	$800M to $1.0B
Shipments	8.9GW to 9.4GW	9.1GW to 9.4GW
——————————
(1)Includes $10 million to $15 million of underutilization losses
(2)Includes $45 million to $50 million of losses associated with a legacy systems business asset in Chile
(3)Includes $80 million to $85 million of production start-up expense
(4)Includes $90 million to $100 million of production start-up expense and underutilization losses
(5)Includes $245 million pre-tax gain related to the sale of the Japan project development and O&M platforms
(6)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2022

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s third quarter 2022 financial results, 2022 guidance, and financial outlook.

Conference Call Details

First Solar has scheduled a conference call for today, October 27, 2022, at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com. An audio replay of the conference call will be available through Friday, November 26, 2022, and can be accessed by dialing +1 (800) 770-2030 if you are calling from within the United States or +1 (647) 362-9199 if you are calling from outside the United States. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 30 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at research and development labs in California and Ohio, the Company’s advanced thin film photovoltaic (“PV”) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: demand for our technology; our expected module shipment backlog; the anticipated sale of our Luz del Norte project in Chile; our financial guidance for 2022, including future financial results, operating results, net sales, gross margin, operating expenses, operating income, earnings per share, loss per share, net cash balance, capital

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expenditures, shipments, bookings, products and our business and financial objectives for 2022; bookings momentum; and the strength of our backlog of future expected deliveries. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; the passage of legislation intended to encourage renewable energy investments through tax credits; interest rate fluctuations and both our and our customers’ ability to secure financing; changes in the exchange rates between the functional currencies of our subsidiaries and other currencies in which assets and liabilities are denominated; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; supply chain disruption, including the availability of shipping containers, port congestion, canceled shipments by logistic providers, and the cost of fuel, demurrage, and detention charges, all of which may be exacerbated by the COVID-19 pandemic and the Russia-Ukraine conflict; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,150,982	$1,450,654
Marketable securities	776,213	375,389
Accounts receivable trade, net	325,421	429,436
Accounts receivable unbilled, net	35,149	25,273
Inventories	810,660	666,299
Other current assets	240,325	244,192
Total current assets	3,338,750	3,191,243
Property, plant and equipment, net	3,124,079	2,649,587
PV solar power systems, net	153,915	217,293
Project assets	27,827	315,488
Deferred tax assets, net	64,101	59,162
Restricted marketable securities	182,208	244,726
Goodwill	14,462	14,462
Intangible assets, net	36,631	45,509
Inventories	239,644	237,512
Other assets	311,200	438,764
Total assets	$7,492,817	$7,413,746
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$188,280	$193,374
Income taxes payable	25,771	4,543
Accrued expenses	333,140	288,450
Current portion of long-term debt	5,435	3,896
Deferred revenue	235,293	201,868
Other current liabilities	28,349	34,747
Total current liabilities	816,268	726,878
Accrued solar module collection and recycling liability	120,173	139,145
Long-term debt	254,224	236,005
Other liabilities	473,815	352,167
Total liabilities	1,664,480	1,454,195
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,605,913 and 106,332,315 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	107	106
Additional paid-in capital	2,880,243	2,871,352
Accumulated earnings	3,147,837	3,184,455
Accumulated other comprehensive loss	(199,850)	(96,362)
Total stockholders’ equity	5,828,337	5,959,551
Total liabilities and stockholders’ equity	$7,492,817	$7,413,746

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net sales	$628,933	$620,955	$583,504	$1,616,928	$2,016,058
Cost of sales	607,951	644,155	458,924	1,607,683	1,532,593
Gross profit (loss)	20,982	(23,200)	124,580	9,245	483,465
Operating expenses:
Selling, general and administrative	46,368	38,894	43,476	121,990	131,909
Research and development	29,183	25,229	25,426	81,520	69,234
Production start-up	19,768	13,231	2,945	40,337	16,014
Total operating expenses	95,319	77,354	71,847	243,847	217,157
Gain on sales of businesses, net	5,984	245,381	(1,866)	253,272	147,284
Operating (loss) income	(68,353)	144,827	50,867	18,670	413,592
Foreign currency loss, net	(4,859)	(2,984)	(1,018)	(12,041)	(4,613)
Interest income	9,749	2,880	1,752	14,954	3,996
Interest expense, net	(2,991)	(3,236)	(2,958)	(9,092)	(10,577)
Other income (expense), net	4,774	(1,883)	(2,603)	2,679	2,598
(Loss) income before taxes	(61,680)	139,604	46,040	15,170	404,996
Income tax benefit (expense)	12,512	(83,799)	(837)	(51,788)	(67,673)
Net (loss) income	$(49,168)	$55,805	$45,203	$(36,618)	$337,323

Net (loss) income per share:
Basic	$(0.46)	$0.52	$0.43	$(0.34)	$3.18
Diluted	$(0.46)	$0.52	$0.42	$(0.34)	$3.16
Weighted-average number of shares used in per share calculations:
Basic	106,596	106,586	106,320	106,532	106,241
Diluted	106,596	107,056	106,899	106,532	106,879

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